Exhibit 5.1
[Jones Day Letterhead]
May 3, 2010
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
     Re:      Registration Statement on Form S-3 Filed by Lennox International Inc.
Ladies and Gentlemen:
     We are acting as counsel for Lennox International Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $200,000,000 aggregate principal amount of 4.900% Notes due 2010 of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of May 3, 2010 (the “Underwriting Agreement”), among the Company, the Guarantors (as defined below) and J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture, dated as of May 6, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Company’s obligations under the Notes will be guaranteed (the “Subsidiary Guarantees”) by the Company’s subsidiaries listed on Annex A hereto (the “Covered Guarantors”) and Annex B hereto (the “Other Guarantor” and, together with the Delaware Guarantors, the “Guarantors”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

2.	The Subsidiary Guarantee of each Covered Guarantor, when the Notes are delivered against payment therefore in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Subsidiary Guarantee of the Other Guarantor, when the Notes are delivered against payment therefore in accordance with the terms of the Underwriting

Lennox International Inc.
May 3, 2010

Agreement and the Indenture, will constitute a valid and binding obligation of the Other Guarantor.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     For purposes of our opinion set forth in paragraph 3 with respect to the Subsidiary Guarantee of the Other Guarantor, we have assumed that (a) the Other Guarantor is a corporation existing and in good standing under the laws of the State of Iowa, and has all requisite power and authority, obtained all requisite organizational, third-party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its Subsidiary Guarantee, (b) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties and (c) the Subsidiary Guarantee of the Other Guarantor constitutes a valid and binding obligation of such Other Guarantor under the laws of the State of Iowa.
     The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     For purposes of our opinions insofar they relate to the Subsidiary Guarantors, we have assumed that the obligations of each of the Subsidiary Guarantors under the Subsidiary Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Subsidiary Guarantor and will benefit the respective Subsidiary Guarantor, directly or indirectly.
     The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware and (iii) the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-155796) (the “Registration

Lennox International Inc.
May 3, 2010

Statement”) filed by the Company to effect the registration of the Notes and the Subsidiary Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization

Allied Air Enterprises Inc.	Delaware

Lennox Global Ltd.	Delaware

Service Experts LLC	Delaware

Annex B

Name of Other Guarantor	State of Incorporation or Organization

Lennox Industries Inc.	Iowa